Exhibit 99.3

PHOTRONICS, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	May 1, 2022	October 31, 2021

Assets

Current assets:
Cash and cash equivalents	$329,282	$276,670
Accounts receivable	190,259	174,447
Inventories	58,437	55,249
Other current assets	52,864	44,250

Total current assets	630,842	550,616

Property, plant and equipment, net	659,881	696,553
Other assets	41,661	47,033

Total assets	$1,332,384	$1,294,202

Liabilities and Equity

Current liabilities:
Current portion of long-term debt	$12,410	$22,248
Accounts payable and accrued liabilities	172,205	153,900

Total current liabilities	184,615	176,148

Long-term debt	70,138	89,446
Other liabilities	25,048	28,046

Photronics, Inc. shareholders’ equity	836,752	823,692
Noncontrolling interests	215,831	176,870
Total equity	1,052,583	1,000,562

Total liabilities and equity	$1,332,384	$1,294,202